Exhibit 15.1

Deloitte.

Deloitte Accountants B.V.

Oostmaaslaan 71

3063 AN Rotterdam

P.O. Box 4506

3006 AM Rotterdam

Netherlands

Tel: +31 (10) 8801400

Fax: +31 (10) 8801616

www.deloitte.nl

ASM International N.V.

Jan van Eycklaan 10

3723 BC BILTHOVEN

Date March 29, 2005	From K.J.N. Bakkes	Reference 1142900/le9982

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-07111, 33-07109, 333-87262, 333-11060, 33-6184, 33-6185, 33-6186, 33-78628 and 33-93026 of ASM International N.V. on Form S-8 and Registration Statement No. 333-08080, 333-11502, 333-11234 and 333-107339 of ASM International N.V. on Form F-3 of our report dated February 24, 2005, except for Note 28, as to which the date is March 16, 2005 (which report expresses an unqualified opinion), appearing in and incorporated by reference in the Annual Report on Form 20-F of ASM International N.V. for the year ended December 31, 2004.

/s/ Deloitte Accountants B.V.